As filed with the Securities and Exchange Commission on March 19, 2001.

                                                     Registration No. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                            MOBILE PET SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                                 11-2787966
         (State or other jurisdiction                     (IRS Employer
      of incorporation or organization)                Identification No.)

                     2150 West Washington Street, Suite 110
                           San Diego, California 92110
                                 (619) 226-6738
          (Address and Telephone Number of Principal Executive Offices)

                 MOBILE PET SYSTEMS, INC. 1999 STOCK OPTION PLAN
                            (Full title of the Plan)

                                  Paul J. Crowe
                      Chief Executive Officer and President
                            Mobile PET Systems, Inc.
                     2150 West Washington Street, Suite 110
                           San Diego, California 92110
                                 (619) 226-6738
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:

                                  David L. Ronn
                              Mayer, Brown & Platt
                            700 Louisiana, Suite 3600
                              Houston, Texas 77002
                                 (713) 546-0525

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                   PROPOSED MAXIMUM           PROPOSED            AMOUNT OF
TITLE OF SECURITIES            AMOUNT TO            OFFERING PRICE            MAXIMUM           REGISTRATION
 TO BE REGISTERED          BE REGISTERED (1)         PER SHARE (2)        OFFERING PRICE (2)         FEE
---------------------------------------------------------------------------------------------------------------
   Common Stock                6,000,000
($.0001 Par Value)               Shares                 $2.165               $12,991,797           $3,247.95
===============================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such additional shares of Mobile PET's common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) as follows:

     (i) the filing fee for the 957,000 shares not presently under option was calculated based upon the average of the high and low prices reported for Mobile PET's common stock on the Nasdaq Over-the-Counter Bulletin Board on March 13, 2001, which was $0.586 per share, for a total maximum offering price for those 957,000 shares of $560,802; plus

     (ii) the filing fee for the 5,043,000 shares presently under option was calculated based upon the average price per share at which each share under option is exercisable. The exercise prices for those shares currently under option ranged from $1.00 per share to $4.625 per share. The average price per share at which each share under option is exercisable is $2.465. The total maximum offering price for those 5,043,000 shares is $12,430,995.

                                     PART I

                             INFORMATION REQUIRED IN
                          THE SECTION 10(a) PROSPECTUS

         Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to eligible participants as specified by Rule 428(b)(1) of the Securities Act of 1933. In accordance with the instructions to Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents of Mobile PET Systems, Inc., which are on file with the Commission, were previously filed pursuant to the Securities Exchange Act of 1934 and are incorporated by reference herein and shall be deemed to be a part hereof:

          (a) Mobile PET's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, dated and filed on October 11, 2000;

          (b) Mobile PET's Quarterly Report on form 10-QSB for the fiscal quarterly period ended September 30, 2000, dated and filed on November 14, 2000;

          (c) Mobile PET's Quarterly Report on form 10-QSB/A for the fiscal quarterly period ended December 31, 2000, dated and filed on February 23, 2000;

          (d) Mobile PET's Current Report on Form 8-K dated and filed on January 29, 2001; and

          (e) the description of Mobile PET's common stock contained under the caption "Description of Securities" contained in Mobile PET's Registration Statement on Form 10-SB dated and filed with the Commission on October 19, 1999; as amended by Mobile PET's Amended Registration Statement on Form 10-SB/A dated and filed with the Commission on February 9, 2000; as further amended by Mobile PET's Amended Registration Statement on Form 10-SB/A dated and filed with the Commission on March 16, 2000; as further amended by Mobile PET's Amended Registration Statement on Form 10-SB/A dated and filed with the Commission on April 6, 2000;
               and as further amended by Mobile PET's Amended Registration Statement on Form 10-SB/A dated and filed with the Commission on May 31, 2000.

         All documents filed by Mobile PET pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes that statement in that report, document or appendix. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

         Upon the written or oral request of any person to whom this Registration Statement has been delivered, we will provide without charge to that person a copy of any of the information (excluding exhibits unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement but not delivered with it. Requests should be directed to: Mobile PET Systems, Inc., 2150 West Washington Street, Suite 110, San Diego, California 92110, (619) 226-6738.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified and grants the company the power to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or otherwise. The Amended and Restated Certificate of Incorporation of Mobile PET provides for such indemnification of officers and directors of Mobile PET to the fullest extent permitted by the General Corporation Law of Delaware.

     In addition and in accordance with Section 102(b)(7) of the Delaware General Corporation Law, Mobile PET's Amended and Restated Certificate of Incorporation provides that our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of a breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in our Amended and Restated Certificate of Incorporation is to eliminate the rights of Mobile PET and our stockholders (through stockholder's derivative suits on behalf of our company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of Mobile PET or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Amended and Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law. The Delaware General Corporation Law also grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

     Mobile PET has entered into an employment agreement with Paul J. Crowe, a director, the chief executive officer and the president of Mobile PET. Pursuant to the employment agreement, Mobile PET will indemnify Mr. Crowe against all claims (whether or not well-founded) and liability of any nature whatsoever that may be asserted by him by third parties (including derivative claims asserted by third parties on behalf of Mobile PET) that arise out of, or are related to, or are in any way connected with his employment by Mobile PET or his service as a director of Mobile PET, to the fullest extent permitted by applicable law. Without limiting the generality of the foregoing, Mobile PET will also defend and indemnify Mr. Crowe, and hold him harmless from any claim or liability as a guarantor or surety of any obligation of Mobile PET. Mobile PET's indemnification of Mr. Crowe pursuant to his employment agreement will survive the termination of his employment agreement.

     Mobile PET has entered into a consulting agreement with Thomas G. Brown, a director and the chief financial officer of Mobile PET. Pursuant to the consulting agreement, Mobile PET will indemnify Mr. Brown and his employees and agents and hold each of them harmless from and against, any liability, damage, claim (whether or not well-founded) and expense (including reasonable attorneys' fees), whether in tort or in contract, or both, arising out or in any way related or incidental to (i) the acts and omissions of Mobile PET and (ii) the acts and omissions of Mr. Brown and his employees and agents in the performance of the consulting agreement, but not acts and omissions of Mr. Browne and his employees and agents which result from their gross negligence or willful misconduct. Mobile PET's indemnification of Mr. Browne and his employees and agents pursuant to the consulting agreement will survive the termination of the consulting agreement.

     Mobile PET has purchased and maintains a directors' and officers' liability insurance policy in the amount of $5,000,000 to insure against any liability asserted against our directors and officers in their professional capacities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

Number            Description
------            -----------
   3.1  -         Amended and Restated Certificate of Incorporation of Mobile
                  PET Systems, Inc. (incorporated by reference from
                  Exhibit 3.1 to our Registration Statement on Form 10-SB/A
                  (000-27725) filed with the Commission on March 16, 2000);

   3.2  -         Certificate of Designation of Series A Convertible Preferred
                  Stock (incorporated by reference from Exhibit 3.1 to
                  our Registration Statement on Form 10-SB/A (000-27725)
                  filed with the Commission on March 16, 2000);

   3.3  -         Certificate of Designation of Series B Convertible Preferred
                  Stock (incorporated by reference from Exhibit 3.4 to
                  our Annual Report on Form 10-KSB filed with the Commission on
                  October 11, 2000);

   3.4  -         Amended and Restated Bylaws (incorporated by reference from
                  Exhibit 3.2 to our Registration Statement on Form
                  10-SB (000-27725) filed with the Commission on
                  October 19, 1999);

   4.1  -         1999 Stock Option Plan (incorporated by reference from
                  Exhibit 10.17 to our Registration Statement on Form 10-SB
                  (000-27725) filed with the Commission on October 19, 1999);

 * 5.1  -         Opinion of Mayer, Brown & Platt as to the legality of Mobile
                  PET's Common Stock being registered hereunder.

* 23.1  -         Consent of Mayer, Brown & Platt (contained in Exhibit 5.1 herewith).

* 23.2  -         Consent of Peterson & Co.

  * 24  -         Powers of Attorney.

-----------------
* filed herewith

ITEM 9. UNDERTAKINGS.

A.   Rule 415 Offering.

     Mobile PET hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Mobile PET's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Indemnification of Directors and Officers

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mobile PET pursuant to the provisions of the Amended and Restated Certificate of Incorporation of Mobile PET Systems, Inc. or the Amended and Restated Bylaws or otherwise, Mobile PET has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mobile PET will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Mobile PET certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 19th day of March, 2001.

                                      MOBILE PET SYSTEMS, INC.


                                      By:/s/ Paul J. Crowe
                                         ------------------------------------
                                         Paul J. Crowe
                                         Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities on this 19th day of March, 2001.

Signature                                Capacity
---------                                --------

/s/ Paul J. Crowe                Chief Executive Officer, President and Director
----------------------           (Principal Executive Officer)
Paul J. Crowe


/s/ Thomas G. Brown              Chief Financial Officer and Director
----------------------           (Principal Financial and Accounting Officer)
Thomas G. Brown


/s/ Brent Nelson                 Director
----------------------
Brent Nelson


         *                       Director
----------------------
Robert C. Bush


         *                       Director
----------------------
K. Ivan F. Gothner


(constituting all of the members of the Board of Directors of Mobile PET Systems, Inc.)


* By:   /s/ Thomas G. Brown
      ------------------------

                                  EXHIBIT INDEX

Exhibit Number     Description
--------------     -----------
3.1                Amended and Restated Certificate of Incorporation of Mobile PET
                   Systems, Inc. (incorporated by reference from Exhibit 3.1 to our
                   Registration Statement on Form 10-SB/A (000-27725) filed with the
                   Commission on March 16, 2000)

3.2                Certificate of Designation of Series A Convertible Preferred Stock
                   (incorporated by reference from Exhibit 3.1 to our Registration
                   Statement on Form 10-SB/A (000-27725) filed with the Commission on
                   March 16, 2000)

3.3                Certificate of Designation of Series B Convertible Preferred Stock
                   (incorporated by reference from Exhibit 3.4 to our Annual Report on
                   Form 10-KSB filed with the Commission on October 11, 2000)

3.4                Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to our Registration Statement on Form 10-SB (000-27725) filed with the
                   Commission on October 19, 1999);

4.1                1999 Stock Option Plan (incorporated by reference from Exhibit 10.17 to our Registration Statement on Form 10-SB filed with the Commission on
                   October 19, 1999)

* 5.1              Opinion of Mayer, Brown & Platt as to the legality of Mobile PET's
                   Common Stock being registered

* 23.1             Consent of Mayer, Brown & Platt (contained in Exhibit 5.1 herewith)

* 23.2             Consent of Peterson & Co.

* 24               Powers of Attorney

----------------
* filed herewith